                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No. [ ])

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
                                            Commission Only (as permitted
                                            by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to
    Section 240.14a-11(c) or Section 240.14a-12

                              VLSI Technology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                   Registrant
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (l)  Title of each class of securities to which transaction applies:

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       (2) Aggregate number of securities to which transaction applies:

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       (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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       (4) Proposed maximum aggregate value of transaction:

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       (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (l)  Amount Previously Paid:

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

                             VLSI TECHNOLOGY, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 1998
                                   9:00 A.M.

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VLSI Technology, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 14, 1998, at 9:00 a.m., local time, at the Company's offices located at 1151 McKay Drive, San Jose, California 95131, for the following purposes:

     1. To elect seven directors to serve for the ensuing year and until their successors are elected.

     2. To approve an amendment to the Company's Certificate of Incorporation for the purpose of increasing the authorized number of shares of the Company's Common Shares and Common Stock by 100,000,000 shares and eliminating Junior Stock.

     3. To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.

     4. To approve an amendment to the 1992 Stock Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares.

     5. To approve amendments to the 1986 Directors' Stock Option Plan, including an increase in the number of shares reserved for issuance thereunder by 300,000 shares.

     6. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 25, 1998.

     7. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 18, 1998 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Sincerely,


                                          LARRY L. GRANT

                                          Secretary

San Jose, California
April 6, 1998

                             VLSI TECHNOLOGY, INC.
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of VLSI Technology, Inc. ("VLSI" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 14, 1998, at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at the Company's offices located at 1151 McKay Drive, San Jose, California 95131. The Company's principal executive office is located at 1109 McKay Drive, San Jose, California 95131 and its telephone number at that address is (408) 434-3100.

     These proxy solicitation materials were mailed on or about April 6, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES


     Stockholders of record at the close of business on March 18, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. The Company has only one series of Common Shares ("Common Shares") outstanding, which is designated Common Stock, $.01 par value per share ("Common Stock"). At the Record Date, 45,657,014 shares of the Company's Common Stock were issued and outstanding, representing the total number of votes that may be cast at the meeting. See "Voting and Solicitation" below. The closing price of the Company's Common Stock on the Record Date, as reported by the National Association of Securities Dealers, Inc. Automated Quotation National Market System ("Nasdaq/NMS") was $17.75 per share.


REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company or the transfer agent a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Except as provided below with respect to cumulative voting, each share of Common Stock has one vote on all matters.

     Any stockholder who desires to cumulate votes in the election of directors must give advance notice to the Company, in accordance with its Bylaws, of such stockholder's intention to cumulate his or her votes and must give notice to the other stockholders at the meeting prior to voting for directors. The required advance notice to the Company must be received at the principal executive office of the Company not less than 20 days nor more than 60 days prior to the meeting and must include the stockholder's name and address, the number of shares of Common Stock beneficially owned and the stockholder's request for cumulative voting.

     If cumulative voting for directors is properly invoked by any stockholder, every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. Stockholders may only cast votes for candidates whose names have been properly placed in nomination in accordance with the Company's Bylaws.

     The cost of soliciting proxies will be borne by the Company. The Company is retaining Corporate Investor Communications, Inc. to solicit proxies at a cost of approximately $6,000, plus out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.


QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter (the "Votes Cast").

     Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the approval of the proposed amendment to the Employee Stock Purchase Plan). However, with respect to a proposal that requires a majority of the outstanding shares (such as the proposed amendment to the Certificate of Incorporation), a broker non-vote has the same effect as a vote against the proposal.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date: (i) by each director and by each nominee for director, (ii) by each executive officer listed in the Summary Compensation Table under the heading "EXECUTIVE OFFICER COMPENSATION", (iii) by all current directors and executive officers as a group, and (iv) by all persons known by the Company to be the beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock.


                                                       NUMBER OF    APPROXIMATE
         NAME OF PERSON OR IDENTITY OF GROUP            SHARES      PERCENTAGE
         -----------------------------------           ---------    -----------
FMR Corp.(1).........................................  3,569,750     7.8%
  82 Devonshire Street
  Boston, Massachusetts 02109
Richard M. Beyer(2)..................................    111,831       *
Pierre S. Bonelli(3).................................     20,000       *
Robert P. Dilworth(4)................................     25,000       *
John S. Hodgson(5)...................................     31,250       *
William G. Howard, Jr.(6)............................      5,000       *
Balakrishnan S. Iyer(7)..............................     48,923       *
Thierry M. Laurent (8)...............................    127,350       *
Paul R. Low(9).......................................      5,000       *
Alfred J. Stein(10)..................................  1,264,920     2.7%
Horace H. Tsiang(11).................................     10,000       *
All current directors and executive officers as a
  group
  (14 persons)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)...  1,681,096     3.6%


---------------
  *  Less than 1%.

 (1) As reported in Schedule 13G, dated January 10, 1998, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,386,750 shares, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 3,386,750 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 183,000 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 183,000 shares and sole power to vote or to direct the voting of 33,000 shares, and no power to vote or to direct the voting of 150,000 shares owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.


 (2) Includes 110,416 shares exercisable within 60 days of the Record Date under options held by Mr. Beyer.



 (3) These 20,000 shares are exercisable within 60 days of the Record Date under options held by Mr. Bonelli.



 (4) These 25,000 shares are exercisable within 60 days of the Record Date under options held by Mr. Dilworth.



 (5) These 31,250 shares are exercisable within 60 days of the Record Date under options held by Mr. Hodgson.



 (6) These 5,000 shares are exercisable within 60 days of the Record Date under options held by Dr. Howard.



 (7) Includes 43,751 shares exercisable within 60 days of the Record Date under options held by Mr. Iyer.



 (8) Includes 119,250 shares exercisable within 60 days of the Record Date under options held by Mr. Laurent.



 (9) These 5,000 shares are exercisable within 60 days of the Record Date under options held by Dr. Low.



(10) Includes 802,501 shares exercisable within 60 days of the Record Date under options held by Mr. Stein.



(11) Includes 5,000 shares exercisable within 60 days of the Record Date under options held by Mr. Tsiang.



(12) Includes 1,190,918 shares exercisable within 60 days of the Record Date under options held by five non-employee directors and nine current executive officers.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 26, 1997, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements, except a Form 4 for director Robert P. Dilworth, involving one transaction, was filed late and one transaction for director Horace H. Tsiang that should have been reported on a Form 4 was filed on Form 5, constituting a late filing.


DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at an annual meeting of the Company must be properly presented in accordance with the Company's Bylaws. In addition, stockholder proposals that such stockholders desire to have included in the Company's proxy statement for its 1999 annual meeting must be received by the Company no later than December 7, 1998 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

     Under the Bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than fifty
(50) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his or her capacity as a proponent of a stockholder proposal.

     Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders' meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

     A Board of seven directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. In the event that any Company nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors and cumulative voting has been properly invoked, the proxy holders intend to cumulate their votes and to vote all proxies received by them in accordance with cumulative voting procedures in such a manner as they believe will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cast will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been elected and qualified.


     Stockholders who intend to make nominations for director from the floor of the Annual Meeting must comply with the advance notice provisions of the Company's Bylaws. Under the Bylaws, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than twenty (20) days nor more than sixty (60) days prior to the meeting; provided, however, that in the event less than thirty (30) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to be named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice: (i) the name and address, as they appear on the Company's books, of such stockholder, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder, and (iii) whether such stockholder intends to request cumulative voting in the election of directors at the meeting. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The names of the nominees, their ages as of the Record Date and certain information about them are set forth below.

                                                                        DIRECTOR
          NOMINEES             AGE         PRINCIPAL OCCUPATION          SINCE
          --------             ---         --------------------         --------
Richard M. Beyer.............  49     President and Chief Operating       1996
                                      Officer of the Company
Pierre S. Bonelli(1)(2)......  58     Chief Executive Officer and         1983
                                      Director, Sema Group, a
                                      software, consulting and
                                      market research firm
Robert P. Dilworth(1)(2).....  56     Chairman of the Board, Chief        1991
                                      Executive Officer and
                                      Director, Metricom Inc., an
                                      electronic wireless data
                                      communications company
William G. Howard, Jr. (1)...  56     Independent Consulting              1996
                                      Engineer in microelectronics
                                      and technology-based business
                                      planning
Paul R. Low..................  65     President and Chief Executive       1996
                                      Officer, P.R.L. Associates, a
                                      technology consulting company
Alfred J. Stein..............  65     Chairman of the Board and           1982
                                      Chief Executive Officer of the
                                      Company
Horace H. Tsiang.............  56     Chief Executive Officer, First      1992
                                      International Computer, Inc.,
                                      a computer manufacturing
                                      company

---------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Beyer joined the Company in September 1996 as President and Chief Operating Officer and was appointed a Director in November 1996. From 1993 to 1996, Mr. Beyer was employed by National Semiconductor Corporation, a semiconductor manufacturer ("National"). While at National, he was Executive Vice President and Chief Operating Officer from 1995 to 1996 and President-Communications and Computing Group from 1993 to 1995. Prior to that time, from 1989 to 1993, he was Vice President and General Manager of the Switching Systems Division of Rockwell International ("Rockwell"), a division of Rockwell involved in communications.

     Mr. Bonelli is also a director of Poliet S.A.

     Mr. Dilworth is also a director of Photonics Corporation.

     Dr. Howard has been an independent consulting engineer since 1989. He is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science. Dr. Howard is also a director of BEI Electronics, Inc., Credence Systems Corporation, Ramtron International Corporation and Xilinx, Inc. In addition, he serves as a director of Sandia Corporation, Lockheed Martin Energy Research and Lockheed Martin Idaho Technologies (wholly-owned subsidiaries of Lockheed Martin Corporation).

     Dr. Low has been Chief Executive Officer of P.R.L. Associates, a consulting firm, since July 1992. Dr. Low is also a director of Applied Materials, Inc., Integrated Packaging Assembly Corp., Network Computing Devices, Inc., Solectron Corporation, Veeco Instruments Inc. and several privately-held companies.

     Mr. Stein joined the Company in March 1982 as Chief Executive Officer and also served as President from January 1983 to August 1983 and from August 1993 to September 1996. Mr. Stein was initially appointed as Chairman of the Board and a director of the Company in April 1982, pursuant to an employment agreement with the Company. Pursuant to such agreement, the Company has agreed to use its best efforts while he is employed as Chief Executive Officer to cause the nomination of Mr. Stein to the Board of Directors, to recommend his election as a director and to continue his appointment as Chairman of the Board so long as he serves as a director. Mr. Stein is also a director of Applied Materials, Inc. and Tandy Corporation.

VOTE REQUIRED

     The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held four meetings during the fiscal year ended December 26, 1997. During such year, each director attended at least 75% of the aggregate of all meetings held while such director served as a member of the Board of Directors and any committees upon which he served.

     The Board of Directors has a Compensation Committee and an Audit Committee. The current members of the Compensation and Audit Committees are identified in the list of directors under "Nominees for Director" above.


     The Compensation Committee is authorized to review and approve the Company's executive compensation policy and to administer the Company's employee stock option and stock purchase plans. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The Compensation Committee held three meetings in fiscal 1997. The Compensation Committee is composed solely of non-employee directors.


     The Audit Committee selects and recommends to the Board a firm of independent auditors (whose duty it is to audit the financial statements of the Company for the fiscal year with respect to which they are appointed) and monitors the effectiveness of the audit effort and the Company's internal financial and accounting controls and financial reporting. The Audit Committee held two meetings in fiscal 1997. The Audit Committee is composed solely of non-employee directors.

     The Board performs the duties of a nominating committee.

DIRECTOR COMPENSATION

     Non-employee members of the Board of Directors ("Outside Directors") receive an annual retainer of $10,000, a fee of $2,000 per Board meeting attended and $500 per Board Committee meeting attended (if such meeting is not held within one day of a Board meeting). The Company also reimburses its directors for certain expenses incurred by them in their capacity as directors or in connection with attendance at Board or Committee meetings.

     In addition, Outside Directors participate in the 1986 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of non-statutory options to Outside Directors upon first joining the Board and on an annual basis thereafter in order to motivate them to continue to serve as directors. A total of 300,000 shares of the Company's Common Stock is reserved for issuance during the current 10-year term of the Plan, which expires in August 2001. The exercise price of options granted under the Directors' Plan is the fair market value of the Company's Common Stock on the date of the automatic grant, as determined in accordance with the Directors' Plan. Options granted under the Directors' Plan have a term of ten years.

     Each Outside Director who was serving as such on the date of adoption of the Directors' Plan received an automatic grant on such date of an option to purchase 20,000 shares of Common Stock (a "First Option"). A First Option becomes exercisable cumulatively with respect to 5,000 shares on the first day of each fiscal year following the date of grant. Each person who becomes an Outside Director subsequent to the date of adoption of the Directors' Plan receives an automatic grant of a First Option on the date of his or her initial appointment or election to the Board.

     After receiving a First Option, an Outside Director is automatically granted an additional option to purchase 5,000 shares under the Directors' Plan (a "Subsequent Option") on the first day of each fiscal year of the Company. Each Subsequent Option becomes exercisable in full on the first day of the fourth fiscal year beginning after the date of grant of such option. The Directors' Plan provides for the grant of an immediately exercisable replenishment option (a "Replenishment Option") to purchase up to 20,000 shares to any Outside Director whose First Option expires unexercised. As of December 26, 1997, options to purchase 55,000 shares had been exercised under the Directors' Plan at a net realized value of $831,525.00, 145,000 shares were subject to outstanding options, and 100,000 shares remained available for future grant.

     During fiscal 1997, Subsequent Options to purchase 5,000 shares at an exercise price of $24.125 per share were granted to each of directors Bonelli, Dilworth, Howard, Low and Tsiang. In addition, a Replenishment Option to purchase 10,000 shares was granted to Mr. Dilworth at an exercise price of $18.00 per share.

CERTAIN TRANSACTIONS

     Intel. Pursuant to the Intel/VLSI Stock and Warrant Purchase Agreement (Equity Agreement) entered into on July 8, 1992, Intel invested $50 million in VLSI to acquire 5,355,207 shares of the Company's Common Stock (Intel Shares) plus a warrant (Warrant) to purchase an additional 2,677,604 shares of the Company's Common Stock (Warrant Shares) at $11.69 per share. In January and February 1995, Intel sold all of the Intel Shares. In August 1995, Intel exercised its Warrant, resulting in net proceeds to the Company of approximately $31 million. In 1997, Intel sold all of the Intel Warrant Shares. Therefore, all rights of, and restrictions on, Intel under the Equity Agreement have terminated.

     Relocation Assistance. In 1996, to facilitate his relocation, the Company loaned Bernd U. Braune, then the Sr. Vice President of Global Business Operations, a total of $779,000, represented by three separate promissory notes, on an interest-free basis. The first note in the amount of $379,000 was due in full on December 16, 1996 and has been fully repaid to the Company; the second note in the amount of $200,000 is to be forgiven each year in the amount of $50,000 until fully satisfied; the third and final note, in the amount of $200,000, is due in full on September 1, 1999. Each loan is secured by trust deeds on Mr. Braune's residence. The largest aggregate principal amount outstanding during fiscal 1997 was $512,200 and the total principal amount outstanding under all loans at fiscal 1997 year end was $350,000. Mr. Braune resigned from his position as an executive officer in January 1997.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table, together with the footnotes thereto, summarizes the total compensation for fiscal year 1997 of (i) the Chief Executive Officer, and
(ii) the four other most highly compensated executive officers of the Company who were serving as such at 1997 fiscal year end (collectively, the "Named Officers"), as well as the total compensation paid to each Named Officer for the Company's two previous fiscal years, if applicable.


                                                                                LONG-TERM
                                                                               COMPENSATION    ALL OTHER
                                                ANNUAL COMPENSATION               AWARDS      COMPENSATION
                                        ------------------------------------   ------------   ------------
                                                                                SECURITIES
                                                               OTHER ANNUAL     UNDERLYING
                                         SALARY     BONUS      COMPENSATION      OPTIONS
  NAME AND PRINCIPAL POSITION    YEAR    ($)(1)     ($)(2)        ($)(3)           (#)           ($)(5)
  ---------------------------    ----   --------   --------   --------------   ------------   ------------
Alfred J. Stein                  1997   $693,232   $600,000      $100,331        150,000        $381,434
  Chairman of the Board and      1996    643,849    452,000             0        950,000(4)      424,989
  Chief Executive Officer        1995    582,096    675,000             0        500,000         418,468
-------------------------------
Richard M. Beyer(6)              1997   $358,089   $250,000      $      0         25,000        $  6,972
  President and Chief Operating  1996    106,350    150,000             0        375,000           2,019
  Officer
-------------------------------
Balakrishnan S. Iyer             1997   $214,435   $ 95,000      $      0        175,000        $  5,503
  Sr. Vice President             1996    176,591     50,000             0         20,000(4)        4,695
  and Chief Financial Officer    1995    167,358     50,200             0         10,000           1,178
-------------------------------
John S. Hodgson(7)               1997   $186,032   $130,000      $      0        125,000        $  1,925
  Sr. Vice President, Worldwide
  Sales and Technology Centers
-------------------------------
Thierry M. Laurent(8)            1997   $252,665   $130,000      $      0         20,000        $      0
  Sr. Vice President and
  General Manager,
  Communications Products Group


---------------
(1) The amounts disclosed in this column include amounts earned in the fiscal year indicated but deferred by the Named Officers pursuant to the Company's 401(k) Investment/Retirement Plan (the "401(k) Plan"), and, beginning in 1997, the Company's Non-Qualified Deferred Compensation Plan.


(2) The amounts disclosed in this column represent bonus awards made by the Company under its Executive Performance Incentive Plan. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".


(3) Amounts exclude perquisites if the aggregate amount of the Named Officer's perquisites was less than the lesser of $50,000 or 10% of such Named Officer's salary plus bonus. The amounts in the "Other Annual Compensation" column include an amount received by Mr. Stein for stock held in a former subsidiary of the Company, COMPASS Design Automation, Inc., upon the sale of the subsidiary.


(4) Includes certain options granted on March 12, 1996 pursuant to a Company-wide option repricing, in which the following Named Officers participated: Alfred J. Stein -- 500,000; Balakrishnan S. Iyer -- 10,000.



(5) The amounts in the "All Other Compensation" column for fiscal year 1997 include:


     (a) Company contributions in fiscal 1997 under VLSI's 401(k) Plan, in the following amounts: Alfred J. Stein $4,750; Richard M. Beyer $4,750; and Balakrishnan S. Iyer $4,477.

     (b) Company contribution in fiscal 1997 under VLSI's Non-Qualified Deferred Compensation Plan to Balakrishnan S. Iyer in the amount of $273.

     (c) Payment by the Company of 1997 premiums for term life insurance for the Named Officers in the following amounts: Alfred J. Stein $4,174; Richard M. Beyer $2,222; Balakrishnan S. Iyer $753; and John S. Hodgson $1,925.

     (d) Payment by the Company of 1997 premiums for a split dollar life insurance policy in the amount of $14,208 for Mr. Stein and payment by the Company of the 1997 installment of a series of ten annual payments under a management and consulting agreement between Mr. Stein and the Company in the amount of $358,302.


(6) Mr. Beyer joined the Company in September 1996.



(7) Mr. Hodgson joined the Company in May 1997.



(8) Mr. Laurent became an executive officer in August 1997.


CHANGE-IN-CONTROL AGREEMENTS

     The Company is a party to agreements with certain of its officers to help ensure management continuity, which agreements are designed to ensure the officers' continued services to the Company in the event of a change in control. Under the agreements, benefits are payable only if the officer's employment is terminated by the Company, within two years following a change in control, or the officer is constructively discharged during that period. For purposes of the agreements, a change in control is deemed to have occurred in the event of (1) Company stockholder approval of (i) a merger or consolidation of the Company with any other corporation or (ii) a plan of liquidation or dissolution; (2) the sale, lease or exchange of more than 50% of the Company's assets; (3) acquisition by any person of beneficial ownership of more than 25% of the combined voting power of the Company's then outstanding securities; or (4) a change of the majority of the incumbent Board of Directors within a three-year period.


     If, within two years after a change in control, an officer's employment is terminated by the Company or the officer is constructively discharged, the officer will receive: (1) a severance benefit based on a multiple of his or her current annual base salary; (2) full and immediate vesting of all unvested stock options; and (3) continuation of other incidental benefits. As of the Record Date, change-in-control agreements had been entered into with Alfred J. Stein, Richard M. Beyer, Balakrishnan S. Iyer, Thierry M. Laurent, John S. Hodgson, Douglas M. McBurnie and two other employees who are not executive officers. Under their respective agreements, Mr. Stein is to receive a multiple of three times his annual salary, Mr. Beyer is to receive two and one-half times his salary and Messrs. Iyer, Laurent, Hodgson and McBurnie two times their annual salaries.

STOCK OPTIONS

     The following table presents information with respect to options to purchase the Company's Common Stock during fiscal 1997. No stock appreciation rights ("SARs") have been granted by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                              INDIVIDUAL GRANTS(1)
                                ------------------------------------------------
                                 NUMBER OF    % OF TOTAL                           POTENTIAL REALIZABLE VALUE AT
                                SECURITIES     OPTIONS                                ASSUMED ANNUAL RATES OF
                                UNDERLYING    GRANTED TO                              STOCK PRICE APPRECIATION
                                  OPTIONS     EMPLOYEES    EXERCISE                      FOR OPTION TERM(2)
                                  GRANTED     IN FISCAL     PRICE     EXPIRATION   ------------------------------
             NAME                 (#)(3)       YEAR(4)      ($/SH)       DATE          5%($)           10%($)
             ----               -----------   ----------   --------   ----------   -------------    -------------
Alfred J. Stein...............    150,000        4.8%      $ 18.00     4/14/07      $1,698,015       $4,303,105
Richard M. Beyer..............     25,000        0.8%        18.00     4/14/07         283,003          717,184
Balakrishnan S. Iyer..........     75,000        2.4%       15.625     1/29/07         736,986        1,867,667
                                   10,000        0.3%        18.00     4/14/07         113,201          286,874
                                   15,000        0.5%       24.188     7/07/07         228,176          578,242
                                   75,000        2.4%       31.625     8/22/07       1,491,659        3,780,158
                                  -------        ---
                                  175,000        5.6%
John S. Hodgson...............    125,000        4.0%        18.50     4/21/07       1,454,319        3,685,529
Thierry M. Laurent............     20,000        0.6%        18.00     4/14/07         226,402          573,747


---------------
(1) All options to purchase the Company's Common Stock granted in 1997 to the Named Officers have ten-year terms and become exercisable in annual 25% increments, commencing on the first anniversary of the original grant date, with full exercisability occurring on the fourth anniversary date, except options granted under the Company's Long Term Incentive Program (see footnote (3) below). The per share exercise price is equal to the fair market value of the Common Stock on Nasdaq/NMS on the date of the grant. The options were granted under the Company's 1992 Stock Plan (the "1992 Plan"), which is currently administered by the Compensation Committee. Such committee has broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto. The 1992 Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a change in control, as defined in the 1992 Plan.

(2) For the Named Officers, the potential realizable value is calculated starting with the fair market value on the date of grant and assuming that the Company's Common Stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential realizable value listed for the Named Officers is net of the option exercise price or fiscal year end price. The assumed rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and the option holders' continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Includes options issued to the following officer under the Company's Long Term Incentive Program: Balakrishnan S. Iyer -- 75,000 shares. See "Long Term Incentive Program" below.


(4) Based on options to purchase a total of 3,114,750 shares granted to all employees during fiscal 1997.

     The number of shares of Company's stock issued upon exercise of options and the value realized from any such exercise during the fiscal year ended December 26, 1997 and the number of exercisable and unexercisable options held and their value at December 26, 1997 for the Named Officers of the Company are set forth in the following table.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES


                                                                NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                OPTIONS AT FY-END(#)       OPTIONS AT FY-END($)(2)
                           SHARES ACQUIRED       VALUE        -------------------------   -------------------------
          NAME              ON EXERCISE #    REALIZED($)(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
          ----             ---------------   --------------   -------------------------   -------------------------
Alfred J. Stein..........      130,000         $3,197,125          583,751/856,249          $6,692,448/$7,164,552
Richard M. Beyer.........            0                  0          104,166/295,834          $  802,183/$2,234,067
Balakrishnan S. Iyer.....            0                  0           16,251/191,249          $    212,511/$657,489
John S. Hodgson..........            0                  0                0/125,000          $          0/$390,625
Thierry M. Laurent.......        7,500            188,750           99,250/127,750          $1,151,344/$1,000,156


---------------
(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Market value of underlying securities at fiscal year end (for in-the-money options only) minus the exercise price.

LONG TERM INCENTIVE PROGRAM

     On October 8, 1996, the Company adopted a Long Term Incentive Program (the "Program") for key employees. Under the Program, the employees are granted stock options under the Company's 1992 Stock Plan at fair market value. Options granted vest 50% on the fifth anniversary of the date of the grant and 50% on the sixth anniversary of the date of the grant. Early vesting occurs if the stock price reaches certain price levels and remains at that level for at least twenty consecutive trading days. Upon meeting each price level, 1/6 of the granted options vest immediately and 1/6 vest 120 days later. Options to purchase 75,000 shares were granted under the Program in fiscal 1997 to Balakrishnan S. Iyer at the following price levels: $12.00 over grant price, $24.00 over grant price and $36.00 over grant price. Options were granted under the Program to the following Named Officers in previous years at a price level of $10.00 over grant price, $20.00 over grant price and $30.00 over grant price:
Alfred J. Stein -- 300,000 shares, Richard M. Beyer -- 125,000 and Thierry M. Laurent -- 75,000.

EXECUTIVE SALARY CONTINUATION AGREEMENT

     In December 1996, the Company entered into an Executive Salary Continuation Agreement (the "Agreement") with Alfred J. Stein, now age 65, the Company's Chairman of the Board and Chief Executive Officer. Under the Agreement, upon any future voluntary termination or any involuntary termination, including death or disability, mental or physical, other than for cause (conviction of a felony involving fraud or dishonesty against the Company; gross unfitness to serve; or an intentional, material violation of a statutory or fiduciary duty not corrected after notice), the executive will receive a lump sum payment equal to three years' compensation, defined as annual base pay plus an amount equal to the average of the executive's highest two annual bonuses, if any, payable with respect to the three fiscal years prior to the termination. In addition, the executive will receive health insurance and other standard Company welfare benefits, as in effect at the date of termination, for the life of the executive and his spouse, or the survivor of them, cost to the Company not to exceed, by premium or otherwise, $10,000 per year. In addition, upon death or disability, mental or physical, all outstanding stock options previously granted to the executive shall vest and executive's estate or successors shall have twelve months within which to exercise them.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

     In June 1997, the Company established a supplemental retirement plan for the benefit of a select group of management or highly compensated employees of the Company. Under the Non-Qualified Deferred

Compensation Plan, eligible employees, including officers and directors, may elect to defer up to 100% of their salary, commissions or bonuses. Participants who terminate with less than five years of service or $20,000, for reasons other than disability or death, receive a single lump payment on termination. In all other cases, a participant may elect various methods of payment, including lump sum, quarterly, annual or percentage installments over up to 20 years provided the election is made more than one year prior to termination. Subject to Internal Revenue Service limits, the Company may, at its discretion, elect to match the deferred amount to the lesser of fifty percent (50%) of the compensation deferred or three percent (3%) of a participant's compensation for a Plan Year. During 1997, one matching payment was made in the amount of $273 to Balakrishnan S. Iyer.

ADDITIONAL COMPENSATION ARRANGEMENTS

     Douglas M. McBurnie joined the Company in August 1997 as Senior Vice President, Consumer and Computer Products Group. At that time, it was agreed that the Company will credit into a deferred compensation account for the benefit of Mr. McBurnie the sum of $500,000 each year on the date of completion of each of his first three years of service.

     John S. Hodgson joined the Company in May 1997 as Senior Vice President, Worldwide Sales and Technology Centers. At that time, it was agreed that Mr. Hodgson will be paid a bonus in the amount of $100,000 on the date of completion of his first year of service. If Mr. Hodgson leaves after one year of service but before completing two years of service, he must repay the Company $50,000.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION PRINCIPLES

     The Compensation Committee firmly believes that the compensation of the Company's employees, including executive officers, should be designed to:

     - Attract, retain and motivate well-qualified employees who contribute to the long-term success of the Company.

     - Strongly encourage the development and achievement of strategic objectives that enhance long-term stockholder value.

     - Relate compensation levels to the overall success of the Company, which includes sound financial results for its stockholders, providing quality products and services useful to its customers and fostering an environment based on teamwork, enabling its employees to achieve both strategic and tactical objectives.

     Regarding Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (which limits the deductibility by corporations of certain executive compensation in excess of $1 million for any covered individual), the Compensation Committee has elected to qualify compensation under the Company's 1992 Stock Plan for an exemption from the deductibility limitations of Section 162(m). The non-equity-based compensation paid to the Named Officers in fiscal 1997 did not exceed $1 million, with the exception of Mr. Stein. The Compensation Committee will continue to consider the effects of Section 162(m) but does not currently intend to take any action to preserve the deductibility of cash compensation.

EXECUTIVE COMPENSATION PRACTICES

     The Company's executive compensation program consists primarily of cash and equity-based components. Salary and, if warranted, annual awards under the Executive Performance Incentive Plan (the "Incentive Plan") comprise the cash components. Grants of options under the Company's stock option plans and participation in the Company's employee stock purchase plan comprise the equity-based components. The Company also provides health and welfare benefits to the Named Officers through programs that are available to all employees in general.

CASH COMPONENTS

     Salary levels are reviewed periodically and Incentive Plan target levels are established annually for executive officers by the Compensation Committee. In years that the Company exhibits superior financial performance, cash compensation is designed to be above average competitive levels. When financial performance is below plan, cash compensation is designed to be below average competitive levels. It is the Company's intent to maintain a total compensation program that can attract, motivate and retain high-performance executives who are critical to the long-term success of the Company.

     Employees, including executive officers, who participate in the 401(k) Plan may receive a Company matching contribution into their respective 401(k) Plan accounts of up to 50% of contributions up to 6% of their base wages per year, not to exceed the annual maximum as set by the Internal Revenue Service.

     The Incentive Plan provides for annual awards, which are paid after the end of the fiscal year, based upon achievement of pre-established annual goals (the "Goals"), including revenue and operating profit goals for the Company's financial performance, department or business unit goals and individual performance goals. Each element is weighted by percentage, but the weighting can be varied at the discretion of the Compensation Committee. The Compensation Committee establishes targets for revenue, gross margin and operating profit on a Company-wide and business unit basis at the beginning of each fiscal year, and also sets individual objectives, such as new product development milestones and key product launch dates. During 1997, awards were made based on revenue, gross margin or operating profit goals and upon individual performance goals and considerations. Awards are prorated for participation for less than one year, but awards are not generally paid for less than six months of participation, except at the discretion of the Compensation Committee. Employees with other bonus arrangements or contracts (including commission arrangements) are generally excluded from participation in the Incentive Plan, unless otherwise directed by the Compensation Committee. The Incentive Plan may be modified from time to time, or discontinued, at the discretion of the Compensation Committee.

     Occasionally, in order to attract high-level executives it is necessary to enter into special arrangements concerning additional compensation. In 1997, the Company agreed to pay John S. Hodgson, who joined the Company as Senior Vice President, Worldwide Sales and Technology Centers, a bonus of $100,000 payable after one year of service. If Mr. Hodgson leaves after one year of service but before completing two years of service, he must repay the Company $50,000. Also, under an arrangement entered into with Douglas M. McBurnie, who joined the Company as Senior Vice President, Consumer and Computer Products Group, the Company will credit into a deferred compensation account for the benefit of Mr. McBurnie the sum of $500,000 each year on the date of completion of each of his first three years of service.

EQUITY-BASED COMPONENTS

     The Company utilizes equity-based compensation in the form of stock options and discount stock purchases under the employee stock purchase plan for its employees (including the Named Officers) because it provides a close tie between management and the stockholders by focusing employees and management on creating and enhancing long-term stockholder value. The actual value of such equity-based compensation correlates directly to the Company's stock price performance.

     Stock options are an essential element of the Company's compensation package. This component is intended to retain all employees receiving options, including the Named Officers, and to motivate them to improve long-term stock market performance. Some 917 employees (or approximately 37% of all employees at December 26, 1997) hold options under the various stock option plans. At December 26, 1997, 7,410,904 stock options were outstanding under the 1982 Incentive Stock Option Plan (the "1982 Plan"), which expired in May 1992, and the 1992 Plan.

     In determining the number of shares subject to options to be granted to executive officers, the Compensation Committee considers options granted to executives with comparable positions at other companies, the number of shares subject to options previously granted to the executive, the number of unvested shares subject to outstanding options held by the executive (which is an indicator of the retention value of the outstanding options) and an evaluation of the executive's prior year individual performance. In 1997, the Compensation Committee continued to focus on retention and individual performance as the critical factors in determining the number of options to grant to executives.

     The options granted in 1997 under the 1992 Plan had exercise prices equal to the fair market value (the Nasdaq/NMS closing price) of the Common Stock on the grant date, or such other date as specified by the Compensation Committee, and will only have value if the stock price increases subsequent to such date. Generally, these options become exercisable cumulatively at an annual rate of 25% of the total shares granted commencing one year from such date. In 1997, as part of his initial compensation package, the Company granted Douglas M. McBurnie options to purchase 150,000 shares, which vest one-third per year over three years. Both the 1982 Plan and the 1992 Plan provide for full vesting of options in the event there is a change in control of the Company.

     The Company has not issued any stock appreciation rights (SARs), stock purchase rights, long-term performance awards in stock or stock bonus awards to any Named Officer under the 1982 Plan or the 1992 Plan.

CHANGE-IN-CONTROL AGREEMENTS

     The Company is a party to change-in-control agreements with certain of its officers and key employees. In the competitive environment of attracting and retaining high-level executives, change-in-control agreements have become an important element of executive officers' compensation packages. The Company may enter into such agreements with additional officers and key employees from time to time. See "EXECUTIVE OFFICER COMPENSATION -- Change-In-Control Agreements" above.

1997 CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Stein, in his capacity as the Chairman of the Board and Chief Executive Officer, participates in the same compensation programs as the other Named Officers. The Compensation Committee has targeted Mr. Stein's total compensation, including compensation derived from the Incentive Plan and the stock option plan, at a level it believes is competitive with the average amount paid by other electronics companies.

     Mr. Stein's annual base salary was increased from $660,000 to $700,000 in June 1997, primarily based on personal accomplishments and Company performance in 1996 and 1997. Mr. Stein's Incentive Plan award for 1997, as discussed above under "Executive Officer Compensation," was based on individual performance considerations. Major factors taken into account included the continued recruitment of top management, the successful closing of the San Jose fabrication facility, the sale of the Company's subsidiary, COMPASS Design Automation, Inc., and the strategic relationship entered into with Wafer Technology Malaysia. The 1997 stock option grant to Mr. Stein is believed to be competitive in the industry. Mr. Stein also receives additional life insurance and income tax preparation services. In addition, Mr. Stein has an Executive Salary Continuation Agreement entered into with the Company in 1996. See "EXECUTIVE OFFICER COMPENSATION -- Executive Salary Continuation Agreement" above.

     This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement (or any portion hereof) into any filing under the Securities Act of 1933 or under the Exchange Act (collectively, the "Acts"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE:

                                          Pierre S. Bonelli
                                          Robert P. Dilworth, Chairman

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 (the "S&P 500") index and the Hambrecht & Quist Technology ("H&Q Technology") index. The H&Q Technology index is composed of approximately 200 companies in the electronics and technology industry, including semiconductors, health care and related service industries. Historic stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

        MEASUREMENT PERIOD                VLSI                                    H & Q
      (FISCAL YEAR COVERED)            TECHNOLOGY           S & P 500          TECHNOLOGY
12/26/92                                 100.00              100.00              100.00
12/28/93                                 132.31              110.08              117.41
12/30/94                                 147.69              111.53              141.04
12/29/95                                 223.08              153.45              210.89
12/27/96                                 293.85              188.68              262.10
12/26/97                                 290.77              251.63              307.39

                   Assumes $100 invested on December 26, 1992
                *Total return assumes reinvestment of dividends

      Note: Total returns for the S&P 500 index and for the H&Q Technology index are weighted based on market capitalization.

                               12/26/92   12/28/93   12/30/94   12/29/95   12/27/96   12/26/97
                               --------   --------   --------   --------   --------   --------
VLSI TECHNOLOGY................ $100.00    $132.31    $147.69    $223.08    $293.85    $290.77
S&P 500........................  100.00     110.08     111.53     153.45     188.68     251.63
H&Q TECHNOLOGY.................  100.00     117.41     141.04     210.89     262.10     307.29


     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement (or any portion hereof) into any filing under the Acts, except to the extent that the Company specifically incorporates this performance graph by reference, and shall not otherwise be deemed filed under such Acts.

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
            TO INCREASE AUTHORIZED SHARES AND ELIMINATE JUNIOR STOCK

GENERAL

     The Company's Restated Certificate of Incorporation, as amended, as currently in effect (the "Certificate"), provides that the Company is authorized to issue two classes of stock, consisting of 100,000,000 shares designated as Common Shares, $.01 par value per share, and 2,000,000 shares designated as Preferred Shares, $.01 par value per share. The Common Shares are issuable in series and currently consist of 99,000,000 authorized shares of Common Stock, 600,000 authorized shares of Series B Common Stock and 400,000 shares of authorized but undesignated Junior Common Stock.

PROPOSED AMENDMENT


     In March 1998, the Board of Directors of the Company authorized an amendment to the Certificate (the "Certificate Amendment"), subject to stockholder approval, to increase the authorized number of shares of Common Shares and Common Stock by 100,000,000 shares and to eliminate the Series B and Junior Common Stock, none of which is outstanding. Under the proposed amendment, subparagraphs (c) and (e) of paragraph 4 of the Certificate relating to the rights, preferences, privileges and restrictions for Junior Common Stock and Series B Common Stock would be deleted in their entirety and subparagraphs (a) and (b) of paragraph 4 of the Certificate would be amended to read as follows:



     "(a) Classes of Stock. This Corporation is authorized to issue two classes of shares designated respectively "Common Shares" and "Preferred Shares". The total number of shares which this Corporation shall have the authority to issue is Two Hundred Two Million (202,000,000), of which Two Hundred Million (200,000,000) shall be Common Shares and Two Million (2,000,000) shall be Preferred Shares. Each Common Share and each Preferred Share shall have a par value per share of $.01, and the aggregate par value of the Common Shares and the Preferred Shares shall be $2,000,000 and $20,000, respectively, for an aggregate par value of $2,020,000.


     (b) Common Shares. The Common Shares authorized by this Certificate of Incorporation shall be designated "Common Stock" and shall consist of Two Hundred Million (200,000,000) shares."

The stockholders are being asked to approve such Certificate Amendment. The proposed Certificate Amendment would give the Board the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances, except as may otherwise be required by applicable law.

SHARES RESERVED


     Of the 99,000,000 currently authorized shares of Common Stock, 45,805,566 shares of Common Stock were issued and outstanding as of December 26, 1997. In addition, as of such date, approximately 8,820,923 shares were reserved for issuance under the Company's option plans, approximately 2,987,186, 2,000,000 of which are subject to stockholder approval, shares were reserved for issuance under the Purchase Plan and approximately 3,147,810 shares are reserved for issuance under the terms of the Company's Convertible Subordinated Notes. Accordingly, as of December 26, 1997, the Company has 38,238,515 shares of authorized but unissued and unreserved Common Stock available for issuance.


PURPOSE AND EFFECT OF THE AMENDMENT

     The principal purpose of this proposed amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock is to make such shares available for use by the Board of Directors as it deems appropriate or necessary. For example, such shares may be needed in connection with a stock split, raising additional capital through the sale of the Company's securities, acquisition of another company or its business or assets, establishing a strategic relationship with a corporate partner, or providing options or other stock incentives to the Company's employees, consultants or others.

     The Board of Directors has no present agreement or arrangement, plan or understanding with respect to the issuance of any such shares. If the Certificate Amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law. Holders of the Company's securities as such have no statutory preemptive rights with respect to issuances of Common Stock.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

     The purpose of eliminating Junior Common Stock is that the Company has no intention of ever using Junior Common Stock in the future.

POTENTIAL ANTI-TAKEOVER EFFECT

     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

     VLSI has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including (i) the First Amended and Restated Rights Agreement dated as of August 12, 1992, as amended, providing for the distribution of rights to purchase additional shares of the Company's Preferred Stock in the event of certain attempts to acquire control of the Company; (ii) provisions in the 1992 Plan and the Directors' Plan providing for the acceleration of exercisability of outstanding options in the event of a sale of assets, merger or change in control; (iii) provisions of the Certificate authorizing the Board to issue up to 2,000,000 shares of Preferred Shares with terms, provisions and rights fixed by the Board; and (iv) provisions in the Company's bylaws regarding certain procedural matters relating to stockholder proposals, cumulative voting and nomination of directors. The Named Officers are also party to Change-In-Control Agreements. (See "EXECUTIVE OFFICER
COMPENSATION -- Change-In-Control Agreements").

REQUIRED VOTE

     The adoption of the amendment to the Certificate of Incorporation requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock issued and outstanding on the Record Date. The effect of an abstention is the same as that of a vote against the proposal. Management recommends voting "FOR" approval of the proposed Certificate Amendment. If the Certificate Amendment is not so approved, the Company's authorized capital stock will not change.

           APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors of the Company in August 1983 and has been amended numerous times since then. Initially, 600,000 shares were reserved for issuance under the Purchase Plan. In 1988, 1989, 1991, 1993 and 1995, the stockholders approved increases of 1,000,000, 1,000,000, 2,000,000, 2,000,000 and 2,400,000 shares, respectively, bringing the number of shares issuable under the Purchase Plan to a total of 9,000,000. The Purchase Plan provides an opportunity and incentive for all employees to become stockholders of their Company.

PROPOSED AMENDMENT

     In November 1997, the Board of Directors authorized an amendment to the Purchase Plan (the "Amendment") to increase the shares reserved for issuance thereunder by 2,000,000 shares, bringing the total number of shares issuable under the Purchase Plan to 11,000,000 shares.

     At the Annual Meeting, the stockholders are being requested to approve the amendment to the Purchase Plan increasing the shares reserved for issuance thereunder.

REQUIRED VOTE

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment of the Purchase Plan. The Board of Directors recommends voting "FOR" approval of the amendment to the Purchase Plan.

GENERAL

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. The purpose of the Purchase Plan is to provide employees of the Company and its majority-owned subsidiaries that participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company at discounted prices through payroll deductions.


     As of December 26, 1997, 8,012,814 shares had been purchased under the Purchase Plan at a weighted average purchase price of $7.21 per share, and 987,186 shares remained available for future purchase under the Purchase Plan. Giving effect to the increase in shares approved by the Board of Directors in November 1997, which is subject to stockholder approval at the Annual Meeting, there will be 2,987,186 shares available for purchase under the Purchase Plan. As of December 26, 1997, approximately 2,483 employees were eligible for the Purchase Plan, of whom 1,613 were participants.


ADMINISTRATION

     The Purchase Plan is to be administered by the Compensation Committee or, if no such committee has been appointed by the Board of Directors, then by the Board of Directors itself. The Purchase Plan also requires that the body administering it meet the requirements, if any, of Rule 16b-3, promulgated under the Exchange Act, for plans of this type.

ELIGIBILITY AND PARTICIPATION

     Any person who is customarily employed for at least 20 hours per week and at least five months per calendar year by the Company or its majority-owned subsidiaries is eligible to participate in offerings under the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions at least 15 days prior to the applicable offering period, as defined below, unless a later time for filing the subscription agreement has been set by the Board of Directors for all eligible employees with respect to a given offering period. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering period may not participate in the Purchase Plan until the commencement of the next offering period.

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. The following table sets forth, as to the Named Officers, all current executive officers as a group and all other employees who participated in the Purchase Plan: (i) the number of shares of the Company's Common Stock purchased under the Purchase Plan during the last fiscal year; (ii) the dollar value of the benefit; and (iii) the amount of payroll deductions for future purchases accumulated through December 26, 1997 for the current purchase period under the Purchase Plan, which purchase period commenced November 1, 1997:

                             AMENDED PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN
                                LAST FISCAL YEAR
                       ---------------------------------


                                                                          PAYROLL
                                             NUMBER OF       DOLLAR      DEDUCTIONS
          NAME OF INDIVIDUAL OR                SHARES        VALUE      AS OF FISCAL
      IDENTITY OF GROUP AND POSITION        PURCHASED(#)     ($)(1)     YEAR END(2)
      ------------------------------        ------------   ----------   ------------
Alfred J. Stein...........................      1,423      $   15,509    $    9,693
  Chairman of the Board and
  Chief Executive Officer
Richard M. Beyer..........................      1,415          15,395         4,955
  President and
  Chief Operating Officer
Balakrishnan S. Iyer......................      1,702          19,506         4,629
  Senior Vice President and
  Chief Financial Officer
John S. Hodgson...........................          0               0             0
  Senior Vice President,
  Worldwide Sales and Technology Centers
Thierry M. Laurent........................          0               0             0
  Senior Vice President and General
  Manager, Communications Products Group
All current executive officers as a group
  (9 persons).............................      6,112          68,054        29,589
All other employees as a group............    562,174       5,381,362     2,629,559


---------------
(1) Market value on the date of purchase, minus the purchase price under the Purchase Plan.

(2) Represents payroll deduction amounts since last purchase date.

OFFERING DATES

     The Purchase Plan is currently implemented by two 6-month offering periods per year that commence on May 1 and November 1 of each year. The Board of Directors has the power to alter the duration of the offering periods or purchase periods without stockholder approval, if such change is announced at least 15 days prior to the scheduled beginning of the first offering period or purchase period, as the case may be, to be affected.

PURCHASE PRICE

     Shares are purchased on the last business day of each offering period (a "purchase date") unless a participant withdraws from the offering period prior to such purchase date. The purchase price per share is the lower of: 85% of the fair market value of a share of Common Stock on the date of commencement of the offering period (the "Entry Price"), or 85% of the fair market value of a share of Common Stock on the purchase date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering period. A participant may choose any percentage of their compensation, which is deducted from his or her compensation through payroll deductions. A participant may discontinue his or her participation in the Purchase Plan at any time during an offering period and may decrease, but not increase, the rate of payroll deductions once during an offering period.

PURCHASE OF STOCK; EXERCISE OF OPTION

     By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him or her that are exercisable on each purchase date. The maximum number of shares placed under option to a participant is the lesser of: (a) that number determined by dividing the amount accumulated in such participant's account during the purchase period by the lower of: (i) the Entry Price or (ii) 85% of the fair market value of the Common Stock on the last day of such offering period; (b) 8,400 shares; (c) a maximum number of shares set in respect of each purchase period by the Compensation Committee, if any (the "Maximum Share Amount"); and (d) the limit imposed on yearly purchases under qualified employee stock purchase plans by
Section 423 of the Code and the regulations thereunder. Employees must be notified of the Maximum Share Amount, if any, not less than 15 days prior to the beginning of the first affected offering period. Once set, such Maximum Share Amount remains in effect for all succeeding offering periods until re-set or eliminated by the Board of Directors. Currently, the Board of Directors has implemented a restriction that shares purchased in excess of 500 shares during any offering period must be held for a period of at least one year.

     Unless the employee's participation is discontinued prior to a purchase date, his or her option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

     A participant's interest in a given offering period may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be made at any time prior to the end of the applicable offering period. A participant's withdrawal from one offering period does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Purchase Plan. Upon withdrawal from an offering period, all payroll deductions that have been credited to the participant's account and that have not been applied toward the purchase of shares of Common Stock will be returned to the participant without interest.

     Termination of a participant's employment for any reason, including retirement or death, cancels the participant's participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or to his or her beneficiaries without interest.

CAPITAL CHANGES

     In the event any change is made in the Company's capitalization, such as a stock split or payment of a stock dividend, which change results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Purchase Plan, as well as in the number of shares reserved for issuance under the Purchase Plan.

     In the event of the proposed dissolution or liquidation of the Company, all options will terminate immediately prior to the consummation of such proposed actions, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, all options shall be assumed by such successor corporation or, in the Board's sole discretion, the Board may, in lieu of such assumption, give all participants the right to exercise their options as to all of the shares subject to option.

AMENDMENT AND TERMINATION OF THE PURCHASE PLAN

     The Board of Directors may at any time amend, suspend or terminate the Purchase Plan. Termination or suspension of the Purchase Plan automatically terminates all outstanding options. Amendments to the Purchase Plan or to options thereunder that would adversely affect the rights of any participant under an option theretofore granted shall only be effective as to such options if the participant's consent is obtained. No amendment may be made to the Purchase Plan without approval of the stockholders of the Company if stockholder approval of such amendment is necessary and desirable to comply with
Section 423 of the Code or with Rule 16b-3, or any successor rule.

TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

     If the shares have been held by the participant for more than two years after the date of option grant and for more than one year after the date of purchase, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) 15% of the fair market value of the shares at the date of commencement of the offering period, will be treated as ordinary income. Any additional gain will be treated as capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

     The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon dispositions of shares prior to the expiration of the holding periods described above. Any such deduction may be limited in the case of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers under Internal Revenue Code Section 162(m).

     The foregoing is only a brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan, does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

                APPROVAL OF AN AMENDMENT TO THE 1992 STOCK PLAN

     Since 1982, the Company has provided stock options as an incentive to its key employees and executives as a means to promote increased stockholder value. Management believes stock options are one of the prime ways to attract and retain key personnel responsible for the continued development and growth of the Company's business. In addition, stock options are considered a competitive necessity in the semiconductor/high technology industries.

PROPOSED AMENDMENT

     In March 1998, the Company's Board of Directors, subject to stockholder approval, adopted an amendment to the 1992 Stock Plan (the "1992 Plan") to increase the number of shares reserved for issuance under the 1992 Plan from 9,500,000 shares to 11,500,000 shares. At the Annual Meeting, stockholders are being asked to approve the increase in shares reserved under the 1992 Plan.

PURPOSE OF THE AMENDMENT

     In January 1998, the Board of Directors adopted the 1998 Nonstatutory Stock Option Plan (the "1998 Plan") and reserved 6,000,000 shares of Common stock for issuance thereunder. The Company currently intends to use the 1992 Plan primarily for options granted to officers (as defined in the rules under Section 16 of the Exchange Act) and the 1998 Plan for options granted to non-officers, since by its terms, such officers are excluded from participating in the 1998 Plan. Purposes for which options are intended to be granted to officers under the 1992 Plan include recruitment of new officers and the retention, promotion or retirement of existing officers. It is anticipated that substantially all of the shares the stockholders are being asked to approve will be used for such purposes over the next one to three years.

REQUIRED VOTE

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the 1992 Plan. The Board of Directors recommends that stockholders vote "FOR" ratification of the increase in shares reserved under the 1992 Plan.

GENERAL


     The 1992 Plan provides an incentive to eligible employees and consultants whose present and potential contributions are important to the continued success of the Company, affords them an opportunity to acquire a proprietary interest in the Company, and enables the Company to enlist and retain the best available talent for the conduct of its business. The 1992 Plan permits the granting of incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), stock appreciation rights ("SARs"), stock purchase rights ("Purchase Rights"), long-term performance awards ("Long-Term Awards") and stock bonus awards ("Stock Bonuses"). SARs, Purchase Rights, Long-Term Awards and Stock Bonuses are referred to collectively as "Rights". In 1997, the Company granted stock bonuses to various employees in connection with patent bonus programs. The Company does not currently have any specific plans to grant any awards under the 1992 Plan other than options or stock bonuses.


ELIGIBILITY

     Awards may be granted under the 1992 Plan to employees (including officers and directors) and consultants of the Company, its parent (if any) and its subsidiaries. The 1992 Plan provides that NSOs, SARs, Purchase Rights, Stock Bonuses and Long-Term Awards may be granted to employees and consultants of the Company or any parent or majority-owned subsidiary of the Company. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary of the Company. As of December 26, 1997, the Company's 2,483 employees and its consultants would have been eligible to participate in the 1992 Plan.

ADMINISTRATION

     The 1992 Plan may be administered by the Board of Directors or by a committee of the Board (the "Administrator"), and is currently administered by the Compensation Committee, which is composed solely of non-employee directors. The Administrator has full power to select, from among the employees and consultants eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1992 Plan. The interpretation and construction of any provision of the 1992 Plan by the Administrator shall be final and conclusive.

STOCK OPTIONS

     The term of each option will be fixed by the Administrator and may not exceed 10 years from the date of grant in the case of ISOs, or five years from the date of grant in the case of ISOs granted to 10% stockholders. The Administrator determines the time or times that each option may be exercised. Options may become exercisable in installments, and the exercisability of options may be accelerated either automatically upon the occurrence of certain events described in the 1992 Plan or the option agreement or on a discretionary basis by the Administrator.

     The Administrator sets the option exercise price, which may be less than 100% of the fair market value on the date of grant of the option. The method of payment of consideration with respect to shares issued upon exercise of options granted under the 1992 Plan shall be determined by the Administrator (and, in the case of ISOs, determined at the time of grant) and may be any legal form of consideration permitted by applicable laws.

     The Administrator of the 1992 Plan may at any time offer to buy out, for a payment in cash or shares of Common Stock of the Company, any option previously granted, based on such terms and conditions as the

Administrator shall establish and communicate to the optionee at the time that such offer is made. Buy-out offers made to persons who are subject to Section 16 of the Exchange Act, referred to herein as "Insiders", may only be payable in cash.


STOCK APPRECIATION RIGHTS

     The 1992 Plan also permits the granting of nontransferable stock appreciation rights. SARs may be granted in connection with all or any part of an option, either concurrently with the grant of such option or at any time thereafter during the term of the option, or may be granted independently of options.

     The Administrator of the 1992 Plan may place limits on the aggregate amount that may be paid upon exercise of an SAR, provided, however, that with respect to SARs granted in connection with options, such limits shall not restrict the exercisability of the related option. The Company's obligation arising upon the exercise of an SAR may be paid in Common Stock or in cash, or any combination thereof, as the Administrator may determine.

TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP

     Under the 1992 Plan, the period of time during which an option or SAR may be exercised following an optionee's termination of employment or consulting relationship for any reason is such period as is determined by the Administrator, up to a maximum of 10 years in the case of death or permanent disability and five years in the case of termination for any other reason. After termination of employment or consulting, an option or SAR may thereafter be exercised during the specified period but in no event after the expiration of the original term of the option or SAR. After termination, an option or SAR is generally only exercisable to the extent it was exercisable at the date of such termination, unless otherwise determined by the Administrator. The employment or consulting relationship is not considered to be terminated in the event of certain leaves of absence or transfers between the Company, its parent (if any), its majority-owned subsidiaries or its affiliated companies (defined to be companies with respect to which the Company owns, directly or indirectly, at least 20% of the voting power).

STOCK PURCHASE RIGHTS

     The 1992 Plan permits the Company to grant stock purchase rights, which allow the offeree the opportunity to purchase, during a specified period of time not exceeding 60 days, Common Stock of the Company on the terms specified by the Administrator. The Administrator notifies the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree shall be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which shall in no event exceed 60 days from the date upon which the Administrator made the determination to grant the Purchase Right). Offers may be accepted by execution of a restricted stock purchase agreement between the Company and the offeree and payment of the purchase price.

     Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option at the original price paid by the purchaser with respect to unvested shares, exercisable upon the termination of the purchaser's employment or consulting relationship for any reason. The purchase price for shares repurchased by the Company pursuant to the restricted stock purchase agreement may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

LONG-TERM PERFORMANCE AWARDS

     The 1992 Plan also permits the granting of Long-Term Awards payable in cash or Common Stock. The range of values subject to a Long-Term Award may be specified in dollar amounts and/or numbers of shares. Such awards shall be based upon Company, parent, subsidiary, affiliated company and/or individual performance over designated periods, measured by such factors or other criteria as the Administrator deems appropriate. Performance objectives may vary from participant to participant, group to group and period to period. Such awards shall not require payment by the award recipient of any consideration. The Administrator may adjust Long-Term Awards as it deems necessary or appropriate, based on changes in the law or in accounting or tax rules, in order to avoid windfalls or hardships.

STOCK BONUS AWARDS

     The 1992 Plan also permits the granting of Stock Bonuses based on such performance or employment-related factors as the Administrator shall determine. Stock Bonus awards may vary from participant to participant and group to group. Such awards shall not require payment by the recipient of any consideration but may, in the discretion of the Administrator, be subject to vesting or forfeiture restrictions.

WRITTEN AGREEMENTS; RULE 16B-3

     All awards granted under the 1992 Plan shall be evidenced by a written agreement between the Company and the employee or consultant to whom such award is granted. Awards granted to Insiders are subject to any additional applicable restrictions under Rule 16b-3.

RIGHTS NONTRANSFERABLE

     Options and Rights granted pursuant to the 1992 Plan are nontransferable by the participant, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. Options or Rights may be exercised, during the lifetime of the participant, only by the participant or by a permitted transferee.

USE OF STOCK FOR TAX WITHHOLDING

     The 1992 Plan permits participants to satisfy tax withholding obligations arising from the grant, vesting or exercise of options or Rights by surrendering shares of Common Stock already owned, or by directing the Company to withhold from the shares of Common Stock issued or issuable pursuant to the award in question that number of shares, having a fair market value equal to the tax withholding liability as of the applicable tax date. All elections to utilize stock for tax withholding are subject to the approval of the Administrator.

CHANGE-IN-CONTROL PROVISIONS

     The 1992 Plan provides that in the event of a change in control of the Company, except as otherwise determined by the Administrator in its discretion prior to the change in control, all stock options and Rights granted under the 1992 Plan that are outstanding as of the date such change in control is determined to have occurred and that are not yet exercisable and vested on such date will become immediately vested and fully exercisable. A change in control means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries, or a Company employee benefit plan or trustee thereof) of securities representing 50% or more of the combined voting power of the Company, (ii) a transaction requiring the approval of the stockholders and involving the sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, or
(iii) a change in the composition of the Board of Directors after which less than a majority of the directors in office are incumbent directors.

     In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option and Right shall be assumed or substituted by such successor corporation or a parent or subsidiary of the successor corporation, unless the Administrator determines, in lieu of such assumption or substitution, that the participant shall have the right to exercise the option or Right as to all or a portion of the shares subject to such option or Right that would not otherwise be exercisable, for a period of time determined by the Administrator, after which the options and Rights shall terminate.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization, which change results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares that have been reserved for issuance under the 1992 Plan and the price per share covered by each outstanding option, SAR, Purchase Right and Long-Term Award. In the event of the proposed dissolution or liquidation of the Company, all outstanding options and Rights will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in its discretion, make provision for accelerating the exercisability of shares subject to options or Rights under the 1992 Plan in such event.


AMENDMENT AND TERMINATION

     The Board may amend, alter, suspend or discontinue the 1992 Plan at any time, but any such amendment, alteration, suspension or discontinuation shall not adversely affect any outstanding option or Right under the 1992 Plan without the consent of the holder thereof. To the extent necessary and desirable to comply with Rule 16b-3 or Section 422 of the Code (or any other applicable law or regulation), the Company shall obtain stockholder approval of any amendment to the 1992 Plan in such a manner and to such a degree as is required. The 1992 Plan will terminate by its terms on April 30, 2002.

     Subject to applicable laws and the specific terms of the 1992 Plan, the Administrator may accelerate any option or Right or waive any condition or restriction pertaining to such option or Right at any time. The Administrator may also substitute new options or Rights for previously granted options or Rights, including previously granted options or Rights having higher prices, and may reduce the exercise price of any option or Right to the then current fair market value if the fair market value of the Common Stock covered by such option or Right shall have declined since the date the option or right was granted.

FEDERAL INCOME TAX INFORMATION

     The following is only a brief summary of the federal income tax consequences of transactions under the 1992 Plan based on federal income tax laws in effect on January 1, 1998. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

  STOCK OPTIONS

     An optionee will recognize no taxable income upon grant or exercise of incentive stock options under the 1992 Plan, unless the alternative minimum tax rules apply. The Company will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of an ISO. Upon an optionee's resale of the underlying shares, any gain will be taxed to the optionee as ordinary income or capital gain, depending on how long the optionee has held the stock.

     An optionee will not recognize any taxable income at the time he or she is granted an NSO under the 1992 Plan. However, upon exercise of the NSO, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. Upon an optionee's resale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss.

     The ordinary income recognized upon exercise of an NSO by an optionee who is also an employee will be treated as wages for tax purposes and will be subject to tax withholding by the Company out of the current compensation paid to such person, if any.

  STOCK APPRECIATION RIGHTS

     No income will be recognized by a recipient in connection with the grant of an SAR. When the SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the fair market value of any Common Stock (or cash, as the case may be) received upon the exercise. In the case of a recipient who is also an employee, any taxable income recognized upon exercise of an SAR will constitute wages for which withholding will be required. Any gain or loss on the resale of Common Stock acquired, upon exercise of an SAR, will be treated as capital gain or loss.

  STOCK PURCHASE RIGHTS

     Purchase Rights will generally be taxed in the same manner as NSOs.

  LONG-TERM PERFORMANCE AWARDS

     Generally, no income will be recognized by a recipient in connection with the grant of a Long-Term Award of stock that is subject to vesting restrictions (referred to as "restricted stock"), unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of grant. Otherwise, at the time the Long-Term Award vests, the recipient will generally recognize compensation income in an amount equal to the fair market value of the award at the time of vesting. Generally, the recipient will be subject to the same tax consequences as for NSOs. In the case of a recipient who is also an employee, any amount included in income will be subject to withholding by the Company.

  STOCK BONUSES

     A recipient who receives fully vested shares of Common Stock pursuant to a Stock Bonus will generally recognize ordinary income in the year of receipt equal to the fair market value of the stock on the date of grant. If the recipient receives restricted stock pursuant to a Stock Bonus Award, the recipient will recognize ordinary income equal to the fair market value of the stock at the time or times the restrictions lapse (unless a Section 83(b) election is timely filed within 30 days of the date of grant). If the recipient is an employee, any amount included in income will be subject to withholding by the Company.

  DEDUCTIBILITY BY THE COMPANY


     Ordinarily, the Company will receive a tax deduction for federal income tax purposes in connection with awards under the 1992 Plan in the same amount as the compensation income recognized by the participant. However, Internal Revenue Code Section 162(m) contains special rules limiting the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. Compensation that qualified as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the Company. To qualify as "performance-based' within the meaning of Section 162(m), options and stock appreciation rights must be granted with an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant, among other things. To the extent these requirements are met, compensation attributable to options and stock appreciation rights granted to executive officers under the 1992 Plan will qualify as performance-based compensation for purposes of Section 162(m), and the Company will generally be entitled to a tax deduction in the amount recognized by such officers in connection with such awards. Compensation attributable to stock purchase rights, long-term performance awards and stock bonuses will not generally qualify as "performance-based" within the meaning of Section 162(m). As a result, income recognized by executive officers in connection with such awards will be subject to the limitations on deductibility under such Section.


PARTICIPATION IN 1992 PLAN

     The grant of options, stock appreciation rights, stock purchase rights, stock bonus awards and long-term performance awards under the 1992 Plan to employees, including the Named Officers, is subject to the discretion of the Administrator. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the 1992 Plan. The following table sets forth information with respect to the grant of options to the Named Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year.

                             AMENDED PLAN BENEFITS
                                1992 STOCK PLAN
                            ------------------------


                                                  NUMBER OF SECURITIES
             NAME OF INDIVIDUAL OR                     UNDERLYING
         IDENTITY OF GROUP AND POSITION           OPTIONS GRANTED (#)     EXERCISE PRICE ($/SH)
         ------------------------------           --------------------    ---------------------
Alfred J. Stein.................................         150,000                 $18.000
  Chairman of the Board and
  Chief Executive Officer
Richard M. Beyer................................          25,000                  18.000
  President and
  Chief Operating Officer
Balakrishnan S. Iyer............................          75,000                  15.625
  Senior Vice President and                               10,000                  18.000
  Chief Financial Officer                                 15,000                  24.188
                                                          75,000                  31.625
John S. Hodgson.................................         125,000                  18.500
  Senior Vice President,
  Worldwide Sales and Technology Centers
Thierry M. Laurent..............................          20,000                  18.000
  Senior Vice President and General Manager,
  Communications Products Group
All current executive officers as a group.......         715,000                  23.094(1)
  (9 persons)
All other employees as a group..................       2,343,950                  20.857(1)


---------------
(1) Represents weighted average per share exercise price.

        APPROVAL OF AMENDMENTS TO THE 1986 DIRECTORS' STOCK OPTION PLAN

     The 1986 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors of the Company in August 1986 and has been amended several times since then. Currently, a total of 300,000 shares of the Company's Common Stock are reserved for issuance under the Directors' Plan. The Directors' Plan provides an opportunity for all non-employee members of the Board of Directors to become stockholders of the Company.

PROPOSED AMENDMENTS

     In March 1998, the Board approved amendments to the Directors' Plan (collectively, the "Amendments"), subject to stockholder approval, to: (1) increase the number of shares reserved for issuance thereunder by 300,000; (2) extend the term of the Plan until August, 2006; (3) increase the Directors' annual option to purchase shares from 5,000 to 6,000 shares; (4) allow the Directors to elect to receive their annual retainer and future Board fees in either cash or the Company's Common Stock; if a Director elects to receive his retainer and fees in Common Stock and holds such stock for three years, he will receive an additional stock award in the amount of 25% of the shares held; (5) permit the directors to elect to convert their retainer and Board fees into Common Stock equivalents on a tax-deferred basis, which will be issued when their services on the Board ceases; if a Director elects to defer his retainer and Board fees into Common Stock equivalents and the deferral continues for the three years, the Director will receive an additional award of Common Stock equivalents in the amount of 25% of the amount originally deferred. The Amendments are subject to stockholder approval. Accordingly, no action will be taken under the Amendments until the approval by the stockholders.

     At the Annual Meeting, the stockholders are being requested to ratify and approve the Amendments to the Directors' Plan. The Board believes that the continued service of its outside directors is extremely valuable to the Company and recommends approval of the Amendments, which are intended both to recognize past service and to provide additional incentive for non-employee directors to continue serving on the Company's Board of Directors.

REQUIRED VOTE

     Affirmative votes constituting a majority of the Votes Cast will be required to approve the proposed Amendments to the Directors' Plan. The Board of Directors recommends voting "FOR" approval of the Amendments to the Directors' Plan.

GENERAL

     Options granted under the Directors' Plan are nonstatutory options. The purposes of the Directors' Plan are to attract and retain the best available personnel for service as directors of the Company, to provide additional incentive to the non-employee directors of the Company (the "Outside Directors") and to encourage their continued service on the Board.

ADMINISTRATION

     The Directors' Plan is administered by the Board of Directors. The interpretation and construction of any provisions of the Directors' Plan shall be within the sole discretion of the Board, whose determination shall be final and conclusive.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to Outside Directors. There are currently five eligible Outside Directors. All grants are automatic and are not subject to the discretion of any person. No option is granted under the Directors' Plan to an Outside Director who holds other options or warrants not granted under the Directors' Plan that have not yet become exercisable.

AUTOMATIC GRANT OF OPTIONS

     Each Outside Director who was serving as such on the date of adoption of the Directors' Plan (August 6, 1986) received an automatic grant on such date of an option to purchase 20,000 shares of Common Stock (the "First Option"). Each Outside Director who becomes a director subsequent to the date of adoption of the Directors' Plan receives an automatic grant of a First Option on the date of his or her appointment or election to the Board. A First Option becomes exercisable cumulatively with respect to 5,000 shares on the first day of each fiscal year following the date of grant.

     After receiving a First Option, an Outside Director is automatically granted an additional option to purchase 5,000 (6,000 shares if the Amendments are approved) under the Directors' Plan (the "Subsequent Option") on the first day of each fiscal year of the Company. The Subsequent Option becomes exercisable in full on the first day of the fourth fiscal year beginning after the date of grant of such option.

     After an Outside Director is granted a First Option and upon the date on which such Outside Director's First Option or a Replenishment Option (as defined below) expires unexercised, such Outside Director shall be automatically granted an option (a "Replenishment Option") to purchase a number of shares equal to 20,000 minus the aggregate number of shares, if any, that were issued to such Outside Director upon exercise of his or her First Option and any previously granted Subsequent Options and Replenishment Options. A Replenishment Option is exercisable in full on the date of grant.

TERMS AND CONDITIONS OF OPTIONS

     Options granted under the Directors' Plan have a ten-year term from the date of grant. The options become exercisable as described above under "Automatic Grant of Options". Payment for shares issued upon exercise of an option may consist of cash or other shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price, or any combination thereof. The exercise price of options granted under the Directors' Plan is the fair market value of the Company's Common Stock on the date of grant. The Directors' Plan provides that, if the Outside Director ceases to serve as a director due to death or permanent disability, options may be exercised at any time within six months after termination of service. Following termination of service as a director for any other reason, options may be exercised within 30 days after such termination. An option is nontransferable by the optionee, other than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order as defined by the Code, or Title I of the Employee Retirement Income Security Act ("ERISA"), or the rules thereunder, and may be exercised, during the lifetime of the optionee, only by the optionee or by a permitted transferee.

CAPITAL CHANGES

     In the event any change, such as a stock split or payment of a stock dividend, is made in the Company's capitalization that results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Directors' Plan, as well as in the number of shares reserved for issuance under the Directors' Plan. In the event of the proposed dissolution or liquidation of the Company, all options will terminate immediately prior to the consummation of such proposed action. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, all options shall be assumed by such successor corporation.

AMENDMENT, TERMINATION AND TERM OF THE DIRECTORS' PLAN

     The Board of Directors may amend the Directors' Plan from time to time or may terminate it without approval of the stockholders of the Company. However, the provisions of the Directors' Plan that relate to the amount, price and timing of options granted under the Directors' Plan may not be amended more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder. Furthermore, stockholder approval is required for any amendment that increases the number of shares subject to the Directors' Plan, changes the designation of persons eligible for grants under the Directors' Plan, materially increases the benefits that may accrue to participants under the Directors' Plan or changes the number of shares subject to options granted under the Directors' Plan or the terms thereof. However, no such action by the Board of Directors or stockholders may unilaterally alter or impair any option previously granted under the Directors' Plan without the consent of the optionee. In any event, the Directors' Plan will expire by its terms in August 2001 (August 2006 if the Amendments are approved by the stockholders).

PARTICIPATION IN THE DIRECTORS' PLAN

     The grant of options under the Directors' Plan is automatic, as described above. Only non-employee directors are eligible to receive options under the Directors' Plan; executive officers (including the Named Officers) are not eligible. The following table sets forth information with respect to the grant of options under the Directors' Plan during the last fiscal year:

                             AMENDED PLAN BENEFITS
                       1986 DIRECTORS' STOCK OPTION PLAN
                       ---------------------------------

                                                       NUMBER OF
              NAME OF INDIVIDUAL OR                SHARES UNDERLYING   EXERCISE PRICE
         IDENTITY OF GROUP AND POSITION             OPTIONS GRANTED        ($/SH)
         ------------------------------            -----------------   --------------
Pierre S. Bonelli, Outside Director..............        5,000            $24.125
Robert P. Dilworth, Outside Director.............        5,000             24.125
                                                        10,000             18.000
                                                        ------
                                                        15,000
William G. Howard, Jr., Outside Director.........        5,000             24.125
Paul R. Low, Outside Director....................        5,000             24.125
Horace H. Tsiang, Outside Director...............        5,000             24.125

TAX INFORMATION

     An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option under the Directors' Plan. However, upon exercise of the option, the optionee will recognize compensation income for federal tax purposes generally measured by the excess, if any, of the fair market value of the shares over the exercise price. Upon a resale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonstatutory option will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the amount that an optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option granted under the Directors' Plan. The foregoing summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant of options and purchase of shares under the Directors' Plan does not purport to be complete. In addition, this summary does not discuss the consequences of an optionee's death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 25, 1998 and recommends that stockholders vote "FOR" ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements since 1980. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Larry L. Grant

                                          Secretary

Date: April 6, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             VLSI TECHNOLOGY, INC.

                 Proxy for 1998 Annual Meeting of Stockholders

         The undersigned stockholder of VLSI Technology, Inc., a Delaware corporation, hereby acknowledges receipt of the 1997 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of VLSI Technology, Inc. to be held on Thursday, May 14, 1998 at 9:00 a.m. local time, at the Company's offices located at 1151 McKay Drive, San Jose, California 95131, and hereby appoints Alfred J. Stein and Larry L. Grant, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below:

1.       ELECTION OF DIRECTORS.

         / /     FOR all nominees listed         / /   WITHHOLD AUTHORITY
                 below (except as marked               to vote for all nominees
                 to the contrary below).               below.

(INSTRUCTION:     TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                  STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

         RICHARD M. BEYER, PIERRE S. BONELLI, ROBERT P. DILWORTH, WILLIAM G. HOWARD, JR., PAUL R. LOW, ALFRED J. STEIN AND HORACE H. TSIANG.


2. TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION FOR THE PURPOSE OF INCREASING THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY'S COMMON SHARES AND COMMON STOCK BY 100,000,000 SHARES AND ELIMINATING JUNIOR STOCK.

         / / FOR                      / / AGAINST                  / / ABSTAIN


3. TO APPROVE AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 2,000,000.

         / / FOR                      / / AGAINST                  / / ABSTAIN


4. TO APPROVE AN AMENDMENT TO THE 1992 STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 2,000,000.

         / / FOR                      / / AGAINST                  / / ABSTAIN


5. TO APPROVE AMENDMENTS TO THE 1986 DIRECTORS' STOCK OPTION PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 300,000.

         / / FOR                      / / AGAINST                  / / ABSTAIN


6. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1998.

         / / FOR                      / / AGAINST                  / / ABSTAIN


(Continued on back)

(Continued from front)




7. IN THEIR DISCRETION, THE PROXIES AND ATTORNEYS-IN-FACT ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5 AND 6.


         Signature  ________________________       Date __________________

         Signature  ________________________       Date __________________


         (This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.)


I do  / /    do not  / /      plan to attend the Annual Meeting in person.